EXHIBIT 23.1a
Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Limited
Lansing, Michigan

We hereby consent to the incorporation by reference in the proxy statement/prospectus constituting a part of the Registration Statement on Form S-4 of our reports dated February 24, 2006 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capitol Bancorp Limited, which appear on pages F-29 through F-31 in the Company's 2005 Annual Report to shareholders, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the caption "Experts" in the proxy statement/prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
December 8, 2006